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                                                                      EXHIBIT 16

                                                      PricewaterhouseCoopers LLP
                                                      400 Renaissance Center
                                                      Detroit, MI  48243-1507
                                                      Telephone (313) 394 6000
                                                      Facsimile  (313) 394 6555

March 11, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Lason, Inc. filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated February 21, 2002. In addition to the events reported in such Form 8-K, with which we agree except as noted below, additional events that should have been reported by the Company follow:

In connection with the audit of the financial statements for the year ended December 31, 2000, which audit has not been completed, we advised Lason management in March, 2001 of certain additional material weaknesses in internal controls related to the following:

     1.   Failure to reconcile intercompany accounts during the year.
     2.   Lack of control over cash applications to accounts receivable.
     3. Lack of controls over fixed assets in particular related to dispositions.
     4. Lack of controls over the earnings and procedures used in earnout calculations.
     5. Weak computer software applications primarily related to job costing and other production tracking systems.
     6.   Failure to follow policy on capitalized start up and software costs.
     7. Local management's inability to assume responsibility for operating results due to the numerous accounts and entries directed by corporate.

As indicated above and in connection with the incomplete audit of the December 31, 2000, financial statements of Lason, a material weaknesses was reported by us to Lason management related to reconciling intercompany accounts. As reported in the third paragraph of Item 4 of the above referenced 8-K, this weakness was also reported by us to Lason management in connection with our 1999 audit and communicated to the Lason Audit Committee on April 20, 2000. In the third paragraph of item 4 the registrant noted that it would take appropriate action to address the deficiency noted in our April 20, 2000 communication. This deficiency continued through 2000, and we are unable to comment on what, if any, corrective actions have been taken by Lason management.


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As disclosed in the March 23, 2001 Form 8-K and again in the February 21, 2002
Form 8-K, Lason management reported that a Special Committee found evidence of accounting irregularities and deficiencies in the Company's accounting systems which affected certain of the Company's financial statements, and the affected financial statements may go back to 1997. We requested that Lason management include an explicit statement in the February 21, 2002 Form 8-K, that the March 26, 2001 press release and related 8-K effectively advised users and potential users that they should not rely on the quarterly and annual financial statements and our audit reports thereon for 1997 through 1999. Lason advised us that they believed such a statement was unnecessary.



Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP